Exhibit 21.1

List of Subsidiaries of
Stratus Properties Inc.*
(as of December 31, 2024)

Name Under Which
Entity	Organized	It Does Business

Stratus Investments LLC	Delaware	Same
Stratus Properties Operating Co., L.P.	Delaware	Same
Circle C Land, L.P.	Texas	Same
College Station 1892 Properties, L.L.C.	Texas	Same
Holden Hills, L.P.	Texas	Same
Killeen FM 440, L.L.C.	Texas	Same
Lantana Place, L.L.C.	Texas	Same
Magnolia East 149, L.L.C.	Texas	Same
New Caney 242 Investments, L.P.	Texas	Same
Stratus Block 150, L.P.	Texas	Same
Stratus Kingwood Place, L.P.	Texas	Same
The Saint George Apartments, L.P.	Texas	Same
The Saint June, L.P.	Texas	Same
The Villas at Amarra Drive, L.L.C.	Texas	Same

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain other subsidiaries of Stratus Properties Inc. are omitted because, considered in the aggregate as a single subsidiary, they would not constitute a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended.